Exhibit 3.1

PHILIP MORRIS INTERNATIONAL INC.

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

ARTICLE I

The name of the Corporation is Philip Morris International Inc.

ARTICLE II

The purpose for which the Corporation is organized is the transaction of any or all lawful business not required to be specifically stated in these Articles of Incorporation.

ARTICLE III

The Corporation shall have the authority to issue six billion (6,000,000,000) shares of common stock, without par value (“Common Stock”), and two hundred and fifty million (250,000,000) shares of preferred stock, without par value (“Preferred Stock”), (together, “Authorized Stock”). The rights, preferences, voting powers and the qualifications, limitations and restrictions of the Authorized Stock shall be as follows:

Common Stock

1. Each share of Common Stock outstanding on any record date shall be entitled to one vote on each matter voted on at a shareholders’ meeting.

2. Directors shall be elected in the manner set forth in the By-Laws. Except as otherwise required by the Virginia Stock Corporation Act or by the Board of Directors acting pursuant to subsection B of Section 13.1-707, subsection B of Section 13.1-718, subsection D of Section 13.1-722.3, subdivision 4 of Section 13.1-722.11, subsection C of Section 13.1-724 or subsection C of Section 13.1-742 of the Virginia Stock Corporation Act (or any successor provisions), the vote required to constitute any voting group’s approval of any corporate action except the election of directors shall be a majority of all votes cast on the matter by such voting group at a meeting at which a quorum of such voting group exists. An abstention or an election by a shareholder not to vote on the action for any reason, including the failure to receive voting instructions from the beneficial owner of the shares, shall not be considered a vote cast. The provisions of this Article III shall not be deemed to affect any shareholder vote required by Article 14 of the Virginia Stock Corporation Act.

3. Distributions

Subject to the rights of the holders of Preferred Stock, holders of Common Stock shall be entitled to receive such distributions in cash, stock of any corporation, property or indebtedness of the Corporation, as may be authorized by the Board of Directors subject to the limitation in subsection C of Section 13.1-653 of the Virginia Stock Corporation Act (or any successor provision).

Preferred Stock

The Board of Directors may determine the preferences, limitations and relative rights, to the extent permitted by the Virginia Stock Corporation Act, of any class of shares of Preferred Stock before the issuance of any shares of that class, or of one or more series within a class before the issuance of any shares of that series. Each class or series shall be appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. The Preferred Stock of all series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of shares of other series of the same class.

Prior to the issuance of any shares of a class or series of Preferred Stock, (i) the Board of Directors shall establish such class or series by adopting a resolution and by filing with the State Corporation Commission of Virginia articles of amendment setting forth the designation and number of shares of the class or series and the relative rights and preferences thereof, and (ii) the State Corporation Commission of Virginia shall have issued a certificate of amendment.

ARTICLE IV

No holder of shares of any class or series of Authorized Stock shall have any preemptive or preferential right to purchase or to subscribe to (i) any shares of any class or series of the Corporation’s unissued shares, whether now or hereafter authorized; (ii) any warrants, rights, or options to purchase any such shares; or (iii) any securities or obligations convertible into or exchangeable for any such shares or convertible into or exchangeable for warrants, rights, or options to purchase any such shares.

ARTICLE V

The number of directors shall be fixed in the By-Laws or, in the absence of a By-Law fixing the number, the number shall be three.

ARTICLE VI

A.	Definitions

For purposes of this Article VI, the following terms shall have the meanings indicated:

1. “eligible person” means an individual who is or was a director, officer or employee of the Corporation, or an individual who, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, manager, partner, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity. An eligible person shall be considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan;

2. “expenses” includes, without limitation, counsel fees;

3. “liability” means the obligation to pay a judgment, settlement, penalty, fine (including any excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding;

4. “party” includes, without limitation, an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding; and

5. “proceeding” means any threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative and whether formal or informal.

B.	Limitation of Liability

To the full extent that the Virginia Stock Corporation Act, as it exists on the date hereof or as hereafter amended, permits the limitation or elimination of the liability of officers or directors of the Corporation, no officer or director of the Corporation made a party to any proceeding shall be liable to the Corporation or its shareholders for monetary damages arising out of any transaction, occurrence, course of conduct or failure to act, whether occurring prior or subsequent to the effective date of this Article VI.

C.	Indemnification

The Corporation shall indemnify any person who was or is a party to any proceeding, including a proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that such person is or was an eligible person, against any liability incurred by him in connection with such proceeding, except that the Corporation shall not provide any indemnity against willful misconduct or a knowing violation of the criminal law. To the same extent, the Corporation is empowered, by determination provided in Article VI(E), to enter into a contract to indemnify any eligible person against liability in respect of any proceeding arising from any act or omission, whether occurring before or after the execution of such contract.

D.	Termination of Proceeding

The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the eligible person did not meet any standard of conduct that is or may be a prerequisite to the limitation or elimination of liability provided in Article VI(B) or to his entitlement to indemnification under Article VI(C).

E.	Determination of Availability

The Corporation shall indemnify under Article VI(C) any eligible person who entirely prevails in the defense of any proceeding to which he was a party because he is or was an eligible person of the Corporation, against reasonable expenses incurred by him in connection with the proceeding. Any other indemnification under Article VI(C) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the eligible person has met the relevant standard of conduct that is a prerequisite to his entitlement to indemnification under Article VI(C).

The determination with respect to directors and officers shall be made:

(a) if there are two or more disinterested directors (as such term is defined in the Virginia Stock Corporation Act at the time of the determination), by the Board of Directors by a majority vote of all disinterested directors, a majority of whom shall for such purpose constitute a quorum, or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

(b) by special legal counsel:

(i) selected in the manner prescribed in clause (a) of this Article VI(E); or

(ii) if there are fewer than two disinterested directors, selected by the Board of Directors, in which selection directors who do not qualify as disinterested directors may participate; or

(c) by the holders of Common Stock, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

Authorization of indemnification and advancement of expenses and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, such authorization and evaluations shall be made by those entitled under clause (b) of this Article VI(E) to select counsel.

Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification, an advancement of expenses or reimbursement is claimed by a director or officer, other than through successor directors approved by the Board of Directors, any determination as to such indemnification, advancement of expenses or reimbursement shall be made by special legal counsel agreed upon by the Board of Directors and such director or officer. If the Board of Directors and the eligible person are unable to agree upon such special legal counsel, the Board of Directors and the eligible person each shall select a nominee, and the nominees shall select such special legal counsel.

Determinations with respect to eligible persons other than directors and officers shall be made by or under authorization of the Board of Directors.

Determinations with respect to persons referred to in Article VI(G) shall be made by or under authorization of the Board of Directors.

F.	Advances

1. The Corporation may pay for or reimburse the reasonable expenses incurred by any eligible person (and by a person referred to in Article VI(G)) who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under Article VI(C) if any such person furnishes the Corporation:

(a) a written statement, executed personally, of his good faith belief that he has met the relevant standard of conduct that is a prerequisite to his entitlement to indemnification pursuant to Article VI(C) or Article VI(G); and

(b) a written undertaking, executed personally or on his behalf, to repay any funds advanced if the eligible person is not entitled to mandatory indemnification under Article VI(E) and it is ultimately determined that he did not meet such standard of conduct.

The undertaking required by clause (b) of this Article VI(F) shall be an unlimited general obligation but need not be secured and may be accepted without reference to financial ability to make repayment.

2. Authorizations of payments under this Article VI(F) shall be made by the persons specified in Article VI(E).

G.	Indemnification of Others

The Corporation is empowered to indemnify or contract to indemnify any person not specified in Article VI(C) who was, is or may become a party to any proceeding, by reason of the fact that he is or was an agent of or consultant to the Corporation, to the same or a lesser extent as if such person were specified as one to whom indemnification is granted in Article VI(C). The provisions of Article VI(D), Article VI(E) and Article VI(F), to the extent set forth therein, shall be applicable to any indemnification provided hereafter pursuant to this Article VI(G).

H.	Application; Amendment

The provisions of this Article VI shall be applicable to all proceedings commenced after it becomes effective, arising from any act or omission, whether occurring before or after such effective date. No amendment or repeal of this Article VI shall reduce or eliminate the rights provided under this Article VI (including those created by contract) with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions and make all such determinations and authorizations as shall be necessary or appropriate to comply with its obligation to make any indemnity against liability, or to advance any expenses, under this Article VI and shall promptly pay or reimburse all reasonable expenses incurred by any eligible person or by a person referred to in Article VI(G) in connection with such actions and determinations or proceedings of any kind arising therefrom.

I.	Insurance

The Corporation may purchase and maintain insurance to indemnify it against all or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any eligible person (and for a person referred to in Article VI(G)) against any liability asserted against or incurred by him in such capacity or arising from his status as an eligible person, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article VI.

J.	Further Indemnity

1. Every reference herein to directors, officers, managers, partners, trustees, employees or agents shall include former directors, officers, managers, partners, trustees, employees or agents and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article VI shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article VI.

2. Nothing herein shall prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, By-Laws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, By-Laws or other arrangements); provided, however, that any provision of such agreements, By-Laws or other arrangements shall not be effective if and to the extent that it is determined to be prohibited by this Article or applicable laws of the Commonwealth of Virginia, but other provisions of any such agreements, By-Laws or other arrangements shall not be affected by any such determination.

K.	Severability

Each provision of this Article VI shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

January 29, 2008